Exhibit 99.02

Press Release
www.shire.com

Director/PDMR Share Dealings

November 2, 2012 - Shire plc (LSE: SHP, NASDAQ: SHPG) announces that on November 1, 2012, it was notified that Ann Judge had acquired, on the same day, 174 Shire plc American Depository Shares (“ADSs”) under the Shire Employee Stock Purchase Plan (the “Plan”).  The ADSs were purchased at a price of US$71.74 per ADS. One ADS is equal to three Shire plc ordinary shares of 5p each.

In addition, on November 1, 2012, Angus Russell and Ann Judge were granted an option over ADSs pursuant to the Plan. Both have elected to save US$480.76 per fortnight.  The option price will be the lower of 85% of the fair market value of an ADS on November 1, 2012, being US$72.54 and 85% of the fair market value of an ADS on the exercise date, October 31, 2013.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.